Exhibit 99.1

                Pediatrix Provides Update on Stock Option Review

    Announces Closing of FTC Investigation, With No Action Taken On
                 Pediatrix's 2001 Magella Acquisition



    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Dec. 6, 2006--Pediatrix Medical Group, Inc. (NYSE:PDX) today announced an update with respect to its previously disclosed internal voluntary review of its historical stock option practices and the closing by the Federal Trade Commission of its investigation of the Company's 2001 acquisition of Magella Healthcare Corporation.

    Stock Option Review

    The Company's review of its historical stock option practices is being conducted by Pediatrix's Audit Committee with the assistance of independent outside legal counsel and forensic accountants and with the full cooperation of the Company's management. The review covers all stock options granted from the date of the Company's initial public offering in 1995 through the year to date in 2006. Although the Committee has not completed its work or reached final conclusions, on December 5, 2006, the Company's Board of Directors received a preliminary oral status report from the Committee regarding its activities to date. Among other things, this report noted that, based on evidence reviewed to date, the Committee expects to conclude that there were deficiencies in the process by which options were granted at the Company, including instances of backdating of option grants as well as inadequate procedures which resulted in or permitted the misdating of option grants.

    The Audit Committee also reported that it has not yet completed its analysis of the financial impact of the improper dating of the Company's stock options, including possible equity compensation charges to the Company's income statements and related tax effects. The Committee told the Board, however, that its tentative calculations indicate that the Company may have to recognize additional compensation expense of approximately $28 million, in the aggregate, on a pre-tax basis for the 1995 through 2006 period. The Audit Committee emphasized, however, that this amount reflects preliminary consideration of appropriate financial reporting measurement dates for improperly dated stock options and, accordingly, these amounts are subject to further review and could change significantly. Moreover, this estimate and the underlying analysis of the stock option grants have not yet been reviewed by the Company's independent public accountants or the Company's management. The Company has also not yet determined whether any restatement of the Company's historical financial statements will be required.

    The Company also announced that Lawrence M. Mullen has resigned from Pediatrix's Board of Directors following the Audit Committee's preliminary report. Mr. Mullen, a member of the Audit Committee, recused himself from its independent stock option review. During his tenure as Chief Financial Officer of the Company from 1995 to 1998, Chief Operating Officer from August, 1998 to May, 2000 and thereafter as a Vice President in charge of special projects until his retirement in April, 2001, Mr. Mullen had a significant role in the administration of the Company's stock option program and practices. To fill the vacancy on the Audit Committee created by Mr. Mullen's resignation, the Board of Directors has appointed Waldemar A.
Carlo, M.D., a Director of the Company since June 1999.

    The Company voluntarily contacted the staff of the Securities and Exchange Commission regarding the Committee review and is cooperating with an informal investigation by the staff regarding this matter. The Committee is working to complete its review and to take or recommend appropriate remedial measures, including enhanced stock option granting procedures, as soon as possible.

    FTC Investigation Completed

    Pediatrix also announced that it has been notified that the Federal Trade Commission has closed its investigation of Pediatrix's 2001 acquisition of Magella Healthcare Corporation with a finding that no further action is warranted by the Commission. The FTC had initiated a retrospective review of the Magella acquisition in June 2002.

    About Pediatrix

    Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 890 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete the Audit Committee's inquiry into historic stock option grant practices; whether or not the Audit Committee's inquiry will require the restatement of Pediatrix financial statements; the financial reporting impact of improperly dated stock options; the tax effects of improperly dated stock options; the potential discovery of accounting errors or other adverse facts and possible regulatory action or litigation.



    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, Director, Investor Relations
             954-384-0175, x-5300
             bob_kneeley@pediatrix.com